                                   EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION



                           DATED AS OF JULY 26, 1996



                                  BY AND AMONG



                                 LANDMARK BANK,

                     NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                                      AND

                             LAKE SUNAPEE BANK, fsb

                               TABLE OF CONTENTS                           Page
                                                                           ----


                                   ARTICLE 1.

                              CERTAIN DEFINITIONS


                                   ARTICLE 2.

                  REPRESENTATIONS AND WARRANTIES OF LANDMARK

 2.1.      Capital Structure of Landmark..................................   3
 2.2.      Organization, Standing and Authority of Landmark...............   4
 2.3.      Ownership of Landmark Subsidiaries; Capital Structure of
           Landmark Subsidiaries..........................................   4
 2.4.      Organization, Standing and Authority of Landmark Subsidiaries..   4
 2.5.      Authorized and Effective Agreement.............................   5
 2.6.      Regulatory Filings.............................................   6
 2.7.      Financial Statements; Books and Records; Minute Books..........   6
 2.8.      Material Adverse Change........................................   6
 2.9.      Absence of Undisclosed Liabilities.............................   6
 2.10.     Properties.....................................................   6
 2.11.     Loans; Allowance for Loan Losses...............................   7
 2.12.     Tax Matters....................................................   7
 2.13.     Employee Benefit Plans.........................................   8
 2.14.     Certain Contracts..............................................   9
 2.15.     Legal Proceedings..............................................   9
 2.16.     Compliance with Laws...........................................  10
 2.17.     Labor Matters..................................................  10
 2.18.     Brokers and Finders............................................  10
 2.19.     Insurance......................................................  10
 2.20.     Environmental Liability........................................  11
 2.21.     Administration of Trust Accounts...............................  11
 2.22.     Intellectual Property..........................................  11
 2.23.     Certain Information............................................  11
 2.24.     Takeover Provisions............................................  12

                                  ARTICLE 3.

                       REPRESENTATIONS AND WARRANTIES OF
                                 NHTB AND BANK

 3.1.      Capital Structure of NHTB......................................  12
 3.2.      Organization, Standing and Authority of NHTB...................  13

                                                                          Page
                                                                          ----
 3.3.      Ownership of NHTB Subsidiaries; Capital Structure of NHTB
           Subsidiaries..................................................  13
 3.4.      Organization, Standing and Authority of NHTB
           Subsidiaries..................................................  13
 3.5.      Authorized and Effective Agreement............................  13
 3.6.      SEC Documents; Regulatory Filings.............................  14
 3.7.      Financial Statements..........................................  15
 3.8.      Material Adverse Change.......................................  15
 3.9.      Absence of Undisclosed Liabilities............................  15
 3.10.     Brokers and Finders...........................................  15
 3.11.     Certain Information...........................................  15
 3.12.     Legal Proceedings.............................................  16
 3.13.     Compliance with Laws; Regulatory Examinations.................  16
 3.14.     Environmental Issues..........................................  16

                                  ARTICLE 4.

                                  COVENANTS

 4.1.      Shareholders' Meeting.........................................  17
 4.2.      Proxy Statement; Registration Statement.......................  17
 4.3.      Applications..................................................  17
 4.4.      Best Efforts; Certain Notices and Information.................  18
 4.5.      Investigation and Confidentiality.............................  19
 4.6.      Press Releases................................................  19
 4.7.      Covenants of Landmark.........................................  19
 4.8.      Closing; Articles of..........................................  21
 4.9.      Affiliates....................................................  21
 4.10.     Landmark Employees; Directors and Management; Indemnification.  22

                                   ARTICLE 5.

                              CONDITIONS PRECEDENT

 5.1.      Conditions Precedent to the Obligations of NHTB, Bank and
           Landmark......................................................  23
 5.2.      Conditions Precedent to the Obligations of Landmark...........  25
 5.3.      Conditions Precedent to the Obligations of NHTB and Bank......  26


                                   ARTICLE 6.

                       TERMINATION, WAIVER AND AMENDMENT

6.1.  Termination.................................................... 27
6.2.  Effect of Termination.......................................... 28
6.3.  Non-Survival of Representations, Warranties and Covenants...... 28
6.4.  Waiver......................................................... 28
6.5.  Amendment or Supplement........................................ 28


                                   ARTICLE 7.

                                 MISCELLANEOUS

7.1.  Expenses....................................................... 29
7.2.  Entire Agreement............................................... 29
7.3.  No Assignment.................................................. 29
7.4.  Notices........................................................ 29
7.5.  Captions....................................................... 30
7.6.  Counterparts................................................... 30
7.7.  Governing Law.................................................. 30


                      AGREEMENT AND PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 26, 1996, by and among LANDMARK BANK ("Landmark"), a New Hampshire state chartered bank, New Hampshire Thrift Bancshares, Inc. ("NHTB"), a Delaware corporation and Lake Sunapee Bank, fsb, a federally chartered savings bank ("Bank").

                                   WITNESSETH

     WHEREAS, the parties hereto desire that Landmark shall be merged with and into Bank ("Merger") pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A ("Plan of Merger"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                  ARTICLE 1.
                              CERTAIN DEFINITIONS

     1.1. "NHTB Financial Statements" shall mean (i) the consolidated balance sheets of NHTB as of March 31, 1996 and as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 as filed by NHTB in SEC Documents and (ii) the consolidated balance sheets of NHTB and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by NHTB in SEC Documents with respect to periods ended subsequent to March 31, 1996.

     1.2. "Closing Date" shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.3. "Code" shall mean the Internal Revenue Code of 1986.

     1.4. "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.5. "Effective Date" shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

     1.6. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.7. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.8.  "FDIA" shall mean the Federal Deposit Insurance Act.

     1.9.  "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.10. "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     1.11. "Investment Company Act" means the Investment Company Act of 1940, as amended.

     1.12. "Material Adverse Effect" shall mean, with respect to Landmark or NHTB, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and, in the case of NHTB, its subsidiaries taken as a whole; provided, however, that the following shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a party resulting directly or indirectly from (1) changes in interest rates (provided that each party is in compliance with its asset/liability management policy as disclosed to the other party prior to the date of this Agreement, as Landmark's asset liability management policy may be revised thereafter with NHTB's concurrence),
(2) changes in state and federal regulations or legislation affecting New Hampshire banks or federally chartered savings banks or (3) assessments which may be imposed on financial institutions whose deposits are insured by the Savings Association Insurance Fund; (ii) or matters related to changes in federal, state or local tax laws or changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes.

     1.13. "Landmark Financial Statements" shall mean (i) the balance sheets of Landmark as of March 31, 1996 and as of December 31, 1995, 1994 and 1993 and the related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 1996 and each of the three years ended December 31, 1995, 1994 and 1993 and (ii) the balance sheets of Landmark and related statements of income, cash flows and changes in shareholders' equity (including related notes, if any) with respect to quarterly periods ended subsequent to March 31, 1996.

     1.14. "OTS" shall mean the Office of Thrift Supervision of the Department of the Treasury.

     1.15. "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1995 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.

     1.16. "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of NHTB or Landmark to solicit their votes in connection with this Agreement and the Plan of Merger.

     1.17. "Registration Statement" shall mean the registration statement with respect to the NHTB Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     1.18. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.19. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

     1.20. "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.21. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     1.22. "Stock Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith by and between Landmark and NHTB pursuant to which Landmark will grant NHTB the right to purchase certain shares of Landmark Common Stock (as defined below).

     1.23. "Tier 1 capital" shall mean the sum of (i) the par value of outstanding Landmark Common Stock, (ii) surplus, (iii) the par value of outstanding Landmark Preferred Stock, (iv) less cumulative dividends paid on Landmark Preferred Stock, (v) plus or minus any gains/loss on held to maturity and available for sale investments net of applicable tax adjustments, (vi) plus or minus any retained earnings/deficit, determined in accordance with Generally Accepted Accounting Principles.

     Other terms used herein are defined in the preamble and the recitals to this Reorganization Agreement and in Articles 2, 3 and 4 hereof.


                                  ARTICLE 2.
                  REPRESENTATIONS AND WARRANTIES OF LANDMARK

     Landmark hereby represents and warrants to NHTB and Bank as follows:

 2.1.     Capital Structure of Landmark

     As of the date hereof, (i) the authorized capital stock of Landmark consists of 865,658 shares of common stock, par value $1.00 per share ("Landmark Common Stock"), of which not more than 354,138 shares are issued and outstanding and 600,000 shares of preferred stock, par value $1.00 per share ("Landmark Preferred Stock") of which not more than 59,667 shares are issued and outstanding and which upon conversion pursuant to Section 4.7(d) hereof will be converted into 119,334 shares of Landmark Common Stock. No shares of Landmark Common Stock or Landmark Preferred Stock are held in its treasury. No shares of Landmark Common Stock are reserved for issuance except as Previously Disclosed and except for 94,221 shares of Landmark Common Stock reserved for issuance under the Stock Option Agreement (as such number of shares may be adjusted pursuant to the terms of the Stock Option Agreement). All outstanding shares of Landmark Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. Except as Previously Disclosed and except for options to acquire shares of Landmark Common Stock pursuant to the Stock Option Agreement, Landmark does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Landmark. None of the shares of Landmark's capital stock has been issued in violation of the preemptive rights of any person.

 2.2.     Organization, Standing and Authority of Landmark

     Landmark is a duly organized bank, validly existing and in good standing under the laws of New Hampshire with full power and authority to own, lease and operate its properties and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Landmark. Except as Previously Disclosed, Landmark does not own, directly or indirectly, five percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization.

 2.3. Ownership of Landmark Subsidiaries; Capital Structure of Landmark Subsidiaries

     Landmark does not own, directly or indirectly, 25 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "Landmark Subsidiaries" and individually a "Landmark Subsidiary"). The outstanding shares of capital stock or other equity interests of the Landmark Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or interests are directly or indirectly owned by Landmark free and clear of all liens, claims and encumbrances. No Landmark Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Landmark Subsidiary, and there are no agreements, understandings or commitments relating to the right of Landmark to vote or to dispose of said shares or interests. None of the shares of capital stock or other equity interests of any Landmark Subsidiary has been issued in violation of the preemptive rights of any person.

 2.4.     Organization, Standing and Authority of Landmark Subsidiaries

     Each Landmark Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each Landmark Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Landmark. Each Landmark Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Landmark.

 2.5.     Authorized and Effective Agreement

     (a) Landmark has all requisite corporate power and authority to enter into and perform all its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Landmark, including without limitation the approval of a majority of the disinterested directors of Landmark, except that the affirmative vote of the holders of at least a majority of the shares of Landmark Common Stock is the only shareholder vote required to approve the Plan of Merger pursuant to Chapter 393 of the New Hampshire Revised Statutes Annotated and Landmark's Amended Articles of Agreement and Bylaws. The Board of Directors of Landmark has directed that this Agreement and the Plan of Merger be submitted to Landmark's stockholders for approval at an annual or special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Landmark, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Stock Option Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by Landmark with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Amended Articles of Agreement or Bylaws of Landmark, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, pledge, security interest, charge or encumbrance upon any property or asset of Landmark pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Landmark, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Landmark.

     (d) Other than as contemplated by Sections 4.1 and 4.3 hereof and as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Landmark on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby other than the filing of a certificate or articles of merger or similar document with the appropriate New Hampshire state authorities.

 2.6.     Regulatory Filings

     Landmark has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in all material respects in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

 2.7.     Financial Statements; Books and Records; Minute Books

     The Landmark Financial Statements fairly present the financial position of Landmark as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Landmark for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein. The books and records of Landmark fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Landmark contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

 2.8.     Material Adverse Change

     Except as Previously Disclosed, Landmark has not suffered any material adverse change that would have a Material Adverse Effect on its financial condition, results of operations or business since December 31, 1995.

 2.9.     Absence of Undisclosed Liabilities

     Landmark has no liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Landmark, or that, when combined with all similar liabilities, would be material to Landmark, except as Previously Disclosed or as disclosed in the Landmark Financial Statements issued prior to the date hereof and except for liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 1995.

 2.10.    Properties

     Landmark has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Landmark and which are reflected on the Landmark Financial Statements as of December 31, 1995 or acquired after such date, except
(i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Landmark, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Landmark are valid and enforceable in accordance with their respective terms and Landmark is not in default or in violation of any such lease.

 2.11.    Loans; Allowance for Loan Losses

     (a) Except as Previously Disclosed, each loan reflected as an asset in the Landmark Financial Statements (i) for all loans with an original principal amount in excess of $50,000 represents a first lien position with respect to the collateral securing the loan, (ii) is in all material respects evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iv) is not subject to any known material defenses, set-off or counterclaims except as may be provided under bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (b) Except as Previously Disclosed, as of June 30, 1996, Landmark was not a party to any loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Landmark or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Landmark and that are subject to Section 22(h) of the Federal Reserve Act, as amended, comply therewith.

     (c) In Landmark's reasonable judgement, the allowance for possible losses reflected in the Landmark's audited statement of condition at December 31, 1995 was, and the allowance for possible losses shown on the balance sheets for periods ending after December 31, 1995 have been and will be, adequate, as of the dates thereof, under generally accepted accounting principles consistently applied.

 2.12.    Tax Matters

     (a) All references to Landmark in this Section 2.12 shall include Landmark and each Landmark Subsidiary, either individually or collectively, as the context may require.

     (b) Landmark has timely filed federal income tax returns for each year through December 31, 1995 and has timely filed all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back-up withholding returns required under
Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to Landmark. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes in accordance with generally accepted accounting principles. As of the Closing Date, all taxes due in respect of any subsequent periods ending on or prior to the Closing Date (or that portion of any period that is prior to the Closing Date) will have been paid or adequate reserves will have been established for the payment thereof in accordance with generally accepted accounting principles. Except as Previously Disclosed, no (i) audit examination, (ii) deficiency or (iii) refund litigation with respect to any tax is pending. Landmark will not have any material liability for any taxes in excess of amounts paid or reserves or accruals established.

     (c) All federal, state and local (and, if applicable, foreign) tax returns filed by Landmark are complete and accurate in all material respects. Landmark is not delinquent in the payment of any tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Landmark which have not been settled and paid. There are currently no agreements in effect with respect to Landmark to extend the period of limitations for the assessment or collection of any tax.

     (d) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Landmark prior to or following consummation of the transactions contemplated hereby could result in Landmark making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

 2.13.    Employee Benefit Plans

     (a) Prior to the Closing Date, Landmark will make available to NHTB true and complete copies of (i) all qualified pension or profit-sharing plans, any deferred compensation, consulting, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Landmark, (ii) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(iii) the most recent annual reports filed with any government agency, and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

     (b) Neither Landmark nor any pension plan maintained by Landmark has incurred or reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Landmark does not participate in, and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan as such term is defined in ERISA.

     (d) Except as Previously Disclosed, a favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Landmark which is intended to be a qualified plan to the effect that such plan is qualified under
Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or threatened to be revoked and Landmark knows of no reasonable ground on which such revocation may be based. Such plans have been operated in all material respects in accordance with their terms and applicable law.

     (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Landmark which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on Landmark.

     (f) The actuarial present value of accrued benefit obligations, whether or not vested, under each "employee pension plan" maintained by Landmark did not exceed as of the most recent actuarial valuation date the then current fair market value of the assets of such plan and no material adverse change has occurred with respect to the funded status of any such plan since such date.

 2.14.    Certain Contracts

     (a) Except as Previously Disclosed, Landmark is not a party to, or bound by, (i) any material contract, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of Landmark's banking business) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Landmark or the guarantee by Landmark of any such obligation, other than instruments relating to transactions entered into in the customary course of business, (iii) any written or oral agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union.

     (b) Landmark is not in default in any material respect under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

 2.15.    Legal Proceedings

     There are no actions, suits or proceedings instituted, pending or, to the knowledge of Landmark, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Landmark or against any asset, interest or right of Landmark that, if determined adversely to Landmark, would, individually or in the aggregate, have a Material Adverse Effect on Landmark. To the knowledge of Landmark, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Landmark, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of Landmark, that might give rise to a claim for indemnification and that, in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Landmark and, to the knowledge of Landmark, there is no reasonable basis for any such action, suit or proceeding.

 2.16.    Compliance with Laws

     Except as Previously Disclosed, Landmark is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Landmark, and Landmark has not received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. Landmark is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and has not received any communication requesting that it enter into any of the foregoing.

 2.17.    Labor Matters

     With respect to its employees, Landmark is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice as defined under applicable federal law. Since January 1, 1996, Landmark has not experienced any attempt by organized labor or its representatives to make Landmark conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Landmark. There is no unfair labor practice charge or other complaint by any employee or former employee of Landmark against it pending before any governmental agency arising out of Landmark's activities; there is no labor strike or labor disturbance pending or, to the knowledge of Landmark, threatened against it; and Landmark has not experienced a work stoppage or other labor difficulty. Landmark is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and is in compliance with applicable employment tax laws.

 2.18.    Brokers and Finders

     Neither Landmark nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that Landmark has engaged and will pay a fee to McConnell, Budd & Downes, Inc. as Previously Disclosed.

 2.19.    Insurance

     Landmark currently maintains insurance in amounts reasonably necessary for its operations. Landmark has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Landmark has not been refused any insurance coverage sought or applied for, and Landmark has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Landmark. The deposits of Landmark are insured by the Bank Insurance Fund of the FDIC in accordance with the FDIA, and Landmark has paid all assessments and filed all reports required by the FDIA.

 2.20.    Environmental Liability

     Landmark has not received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Landmark, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Landmark of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Landmark; there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and Landmark is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

 2.21.    Administration of Trust Accounts

     Except as Previously Disclosed, Landmark does not currently and has not previously administered any accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

 2.22.    Intellectual Property

     Landmark owns the entire right, title and interest in and to, or has valid licenses with respect to, all the Intellectual Property necessary in all material respects to conduct the business and operations of Landmark as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Landmark. None of such

Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Landmark.

 2.23.    Certain Information

     At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the Landmark shareholders' meeting to vote upon the Merger, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the Landmark shareholders' meeting to vote upon the Merger, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by Landmark relating to Landmark shall (i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

 2.24.    Takeover Provisions

     The transactions contemplated by this Reorganization Agreement are exempt from any applicable state takeover law.


                                  ARTICLE 3.
                       REPRESENTATIONS AND WARRANTIES OF
                                 NHTB AND BANK

     NHTB and Bank hereby jointly and severally represent and warrant to Landmark as follows:

 3.1.     Capital Structure of NHTB

     (a) As of the date hereof, (i) the authorized capital stock of NHTB consists solely of 5,000,000 shares of common stock ("NHTB Common Stock") and 2,500,000 shares of preferred stock ("NHTB Preferred Stock"), (ii) there are not more than 1,689,503 shares of NHTB Common Stock issued and outstanding, 457,779 shares of NHTB Common Stock held in its treasury, and no shares of NHTB Preferred Stock issued and outstanding, and (iii) 112,490 shares of NHTB Common Stock are reserved for issuance under employee stock option plans ("NHTB Stock Option Plans").

     (b) As of the date hereof, except for shares of NHTB Common Stock subject to options under the NHTB Stock Option Plans, NHTB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of, or representing the right to purchase, subscribe for or otherwise receive, any shares of its capital stock or any securities convertible into or representing the right to receive, purchase or subscribe for any such shares of NHTB. There are no agreements or understandings to which NHTB is a party with respect to the voting of any shares of NHTB Common Stock or which restrict the transfer of such shares.

     (c) All outstanding shares of NHTB Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of NHTB's capital stock has been issued in violation of the preemptive rights of any person. The shares of NHTB Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

 3.2.     Organization, Standing and Authority of NHTB

     NHTB is a duly organized corporation, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NHTB. NHTB is registered as a savings and loan holding company under the Savings and Loan Holding Company Act, as amended.

 3.3.     Ownership of NHTB Subsidiaries; Capital Structure of NHTB Subsidiaries

     NHTB does not own, directly or indirectly, 25 percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except as Previously Disclosed (collectively the "NHTB Subsidiaries" and individually a "NHTB Subsidiary"). The outstanding shares of capital stock or other equity interests of the NHTB Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or interests are directly or indirectly owned by NHTB free and clear of all liens, claims and encumbrances. No NHTB Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any NHTB Subsidiary, and there are no agreements, understandings or commitments relating to the right of NHTB to vote or to dispose of said shares or interests. None of the shares of capital stock or other equity interests of any NHTB Subsidiary has been issued in violation of the preemptive rights of any person.

 3.4.     Organization, Standing and Authority of NHTB Subsidiaries

     Each NHTB Subsidiary is a duly organized corporation or banking association, validly existing and in good standing under applicable laws. Each NHTB Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on NHTB. Each NHTB Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on NHTB.

 3.5.     Authorized and Effective Agreement

     (a) Each of NHTB and Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Stock Option Agreement. The execution and delivery of this Reorganization Agreement; the Plan of Merger and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NHTB and Bank, other than the affirmative vote of the holders of a majority of the votes cast by the holders of NHTB Common Stock eligible to vote thereon, which is required to authorize the issuance of NHTB Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with National Association of Securities Dealers Automated Quotation ("NASDAQ") policy. The Board of Directors of NHTB has directed that this Agreement and the Plan of Merger be submitted to NHTB's stockholders for approval at an annual or special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of NHTB and Bank, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Stock Option Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by NHTB or Bank with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of NHTB or any NHTB Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NHTB or any NHTB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NHTB or any NHTB Subsidiary, except for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NHTB.

     (d) Except for approvals specified in Sections 4.1 and 4.3 hereof, and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by NHTB or Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

 3.6.     SEC Documents; Regulatory Filings

     NHTB has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. NHTB and each of the NHTB Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

 3.7.     Financial Statements

     The NHTB Financial Statements fairly present the consolidated financial position of NHTB and the consolidated NHTB Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of NHTB and the consolidated NHTB Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein.

 3.8.     Material Adverse Change

     NHTB has not, on a consolidated basis, suffered any material adverse change that would have a Material Adverse Effect on its financial condition, results of operations or business since December 31, 1995.

 3.9.     Absence of Undisclosed Liabilities

     Neither NHTB nor any NHTB Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to NHTB on a consolidated basis, or that, when combined with all similar liabilities, would be material to NHTB on a consolidated basis, except as Previously Disclosed, as disclosed in the NHTB Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1995.

 3.10.    Brokers and Finders

     Neither NHTB nor any NHTB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except that NHTB has engaged and will pay a fee to HAS Associates, Inc.

 3.11.    Certain Information

     At all times subsequent to the effectiveness of the Registration Statement or any post-effective amendment thereto and up to and including the time of the NHTB shareholders' meeting to vote upon the Merger, and at all times subsequent to the mailing of any Proxy Statement or any amendment thereto and up to and including the time of the NHTB shareholders' meeting to vote upon the Merger, such Registration Statement or Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by NHTB relating to NHTB and the NHTB Subsidiaries shall
(i) comply in all material respects with the applicable provisions of the Securities Laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

 3.12.    Legal Proceedings

     Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on NHTB and the NHTB Subsidiaries, taken as a whole, neither NHTB nor any of the NHTB Subsidiaries is a party to any, and there are no pending or, to the best of NHTB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature by or against NHTB or any of the NHTB Subsidiaries; and neither NHTB nor any of the NHTB Subsidiaries is a party to or subject to any order, judgment or decree.

 3.13.    Compliance with Laws; Regulatory Examinations

     (a) NHTB and each of the NHTB Subsidiaries holds, and has at all times held, all licenses, franchises, permits, approvals, consents, qualifications and authorizations material for the lawful conduct of its business under and pursuant to, and has complied with, and is not in default under, any applicable law, statute, order, rule, regulation, policy, ordinance, reporting or filing requirement and/or guideline of any federal, state or local governmental authority relating to NHTB or any of the NHTB Subsidiaries, except for violations which, either individually or in the aggregate, do not or would not have a Material Adverse Effect on NHTB and the NHTB Subsidiaries taken as a whole, and neither NHTB or any of the NHTB Subsidiaries has knowledge of any violation of any of the above.

     (b) Except for normal examinations conducted by a regulatory agency in the regular course of the business of NHTB and the NHTB Subsidiaries, no regulatory agency has initiated any proceeding or, to the best knowledge of NHTB, investigation into the business or operations of NHTB or any of the NHTB Subsidiaries since December 31, 1995. NHTB has not received any objection from any regulatory agency to NHTB's response to any violation, criticism or exception with respect to any report or statement relating to any examinations of NHTB or any of the NHTB Subsidiaries.

 3.14.    Environmental Issues

     Except where such violation, liability or noncompliance would not have a Material Adverse Effect on NHTB and the NHTB Subsidiaries, taken as a whole: (i) neither NHTB nor any of the NHTB Subsidiaries has violated during the last five years or is in violation of any federal, state or local environmental law; (ii) none of the properties owned or leased by NHTB or any NHTB Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) neither NHTB nor any of the NHTB Subsidiaries is liable for any off-site contamination; (iv) neither NHTB nor any of the NHTB Subsidiaries is liable under any federal, state or local environmental law; and (v) NHTB and each of the NHTB Subsidiaries is, and has during the last five years been, in compliance with, all of their respective permits, licenses and other authorizations referred to under any environmental laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.


                                 ARTICLE 4.
                                 COVENANTS

 4.1.     Shareholders' Meeting

     NHTB and Landmark shall submit this Reorganization Agreement and the Plan of Merger and, in the case of NHTB, the issuance of NHTB Common Stock thereunder, to their respective shareholders for approval at annual or special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of Landmark and NHTB as determined by each after consultation with such board's counsel, the boards of directors of NHTB and Landmark shall recommend at the respective shareholders' meetings that the shareholders vote in favor of such approval. The Boards of Directors of NHTB and Landmark in discharging their respective fiduciary duties, may request and take into consideration a letter from each of their respective financial consultants to the effect that in such financial consultant's opinion, the consideration to be received by holders of Landmark Common Stock in connection with the Merger is fair to their respective shareholders from a financial point of view.

 4.2.     Proxy Statement; Registration Statement

     As promptly as practicable after the date hereof, NHTB and Landmark shall cooperate in the preparation of a Proxy Statement to be mailed to the shareholders of Landmark and NHTB in connection with the Merger and the transactions contemplated thereby and to be filed by NHTB as part of the Registration Statement. It is anticipated that NHTB and Landmark will present the Merger to their respective shareholders pursuant to the Proxy Statement. NHTB will advise Landmark, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the NHTB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. NHTB shall take all actions necessary to register or qualify the shares of NHTB Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. NHTB shall apply for approval to list the shares of NHTB Common Stock to be issued in the Merger on the NASDAQ, subject to official notice of issuance, prior to the Effective Date.

 4.3.     Applications

     As promptly as practicable after the date hereof, NHTB shall submit any requisite applications or petitions for prior approval of the transactions contemplated herein and in the Plan of Merger (i) to the OTS pursuant to the Bank Merger Act and 12 C.F.R. (S) 563.22, and (ii) to the New Hampshire Bank Commissioner pursuant to Chapter 393 or other applicable section of the New Hampshire Revised Statutes Annotated, and the regulations promulgated thereunder. Each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger. Landmark and NHTB each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

 4.4.     Best Efforts; Certain Notices and Information

     (a) NHTB, Bank, and Landmark shall each use its best efforts in good faith, and NHTB shall cause its subsidiaries to use their best efforts in good faith, to (a) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (b) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Landmark shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of NHTB, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger. In the event that any party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties.

     (b) Landmark shall give prompt notice to NHTB, and NHTB shall give prompt notice to Landmark, in each case within five (5) business days of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure of Landmark, NHTB or the Bank, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

     (c) Landmark shall provide and shall request its auditors to provide NHTB with such historical financial information regarding it (and related audit reports and consents) as NHTB may reasonably request for securities disclosure purposes.

     (d) During the period from the date of this Agreement until the earlier to occur of the Effective Date or the termination of this Agreement pursuant to
Section 6.1 hereof, NHTB shall, from time to time when deemed appropriate by NHTB or when requested by Landmark, cause one or more of its representatives to confer with representatives of Landmark and report any relevant information relating to any material transactions outside of NHTB's ordinary course of business.

 4.5.     Investigation and Confidentiality

     Landmark and NHTB each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. NHTB and Landmark each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. NHTB and Landmark agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's subsidiaries or representatives pursuant to Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated February 15, 1996 by and between Landmark and NHTB (the "Confidentiality Agreement").

 4.6.     Press Releases

     Landmark and NHTB shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement, the Plan of Merger, the Stock Option Agreement or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

 4.7.     Covenants of Landmark

     (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Stock Option Agreement or consented to or approved by NHTB, Landmark shall use its best efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Except with the prior written consent of NHTB or except as Previously Disclosed or except as expressly contemplated or permitted by this Reorganization Agreement, the Plan of Merger, or the Stock Option Agreement Landmark shall not:

     (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

     (3) issue any shares of its capital stock (except for the issuance of the Landmark Common Stock pursuant to Section 4.7(d) hereof) or permit any treasury shares to become outstanding other than pursuant to the Stock Option Agreement;

     (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

     (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

     (6) amend its Articles of Agreement or bylaws;

     (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any subsidiary;

     (8) except in the ordinary course of business, waive or release any material right or cancel or compromise any material debt or claim;

     (9) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (10) enter into any material swap, hedge or other similar off-balance sheet transaction;

     (11) liquidate or sell or dispose of any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities or enter into or modify any leases or other contracts relating thereto that involve annual payments that exceed $10,000 in any instance or $25,000 in the aggregate;

     (12) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees;

     (13) enter into, modify or extend any employment or severance contracts with any of its present or former directors, officers or employees;

     (14) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

     (15) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;
     (16) change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by law;

     (17) solicit or initiate inquiries or proposals with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Landmark or any business combination with Landmark other than as contemplated by this Reorganization Agreement; or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify NHTB as soon as practicable if any such inquiries or proposals are received by Landmark, or if Landmark or any officer, director, agent or affiliate thereof is requested to or does furnish any confidential information relating to, or participates in any negotiations or discussions concerning, any transaction of a type described in this paragraph; or

     (18) agree to do any of the foregoing.

     (c) Landmark agrees to approve, execute and deliver any amendment to this Reorganization Agreement and the Plan of Merger and any additional plans and agreements requested by NHTB to modify the structure of, or to substitute parties to, the transactions contemplated hereby; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be delivered to the shareholders of Landmark in connection with the Merger, (ii) adversely affect the tax treatment to the shareholders of Landmark as a result of receiving such merger consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 4.3 hereof or the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

     (d) Prior to the Effective Date, Landmark agrees to take any and all action necessary to cause all outstanding shares of Landmark Preferred Stock to be converted into shares of Landmark Common Stock pursuant to the provisions of the Statement of Designation adopted by the Board of Directors of Landmark on October 14, 1992.

     (e) Contemporaneous with the signing of this Agreement, the directors of Landmark will enter into an agreement in the form attached hereto as Exhibit A, whereby they will vote all shares of Landmark Common Stock held by them for the approval of the Merger.

 4.8.     Closing; Articles of Combination

     The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing ("Closing") to be held at the offices of New Hampshire Thrift Bancshares, 9 Main Street, Newport, New Hampshire, at 10:00 a.m. on the first business day that is at least 10 calendar days after the date on which the last of all required approvals for the Merger has been obtained and the last of all required waiting periods under such approvals has expired, or at such other place, date or time as NHTB and Landmark may mutually agree upon, with the Merger to be consummated after such intermediate steps as NHTB may specify. The Merger shall be effective at the time and on the date specified in the articles of combination to be filed with the Secretary of the Office of Thrift Supervision (the "Effective Date").

 4.9.     Affiliates

     Landmark and NHTB shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Landmark within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Landmark shall use its best efforts to cause each person so identified to deliver to NHTB, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any NHTB Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder.

 4.10.    Landmark Employees; Directors and Management; Indemnification

     (a) All employees of Landmark as of the Effective Date shall become employees of NHTB or a NHTB Subsidiary as of the Effective Date. Nothing in this Agreement shall give any employee of Landmark a right to continuing employment with NHTB after the Effective Date. As soon as practicable after the Effective Date, NHTB shall provide or cause to be provided to all employees of Landmark who remain employed by NHTB or any NHTB Subsidiary after the Effective Date with employee benefits which, in the aggregate, are no less favorable than those generally afforded to other employees of NHTB or NHTB's Subsidiaries holding similar positions, including without limitation employee benefits provided in accordance with NHTB's severance policy, subject to the terms and conditions under which those employee benefits are made available to such employees; provided that, for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), service with Landmark (including service with a predecessor corporation) prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of NHTB, and provided further that this
Section 4.10(a) shall not be construed to limit the ability of NHTB and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

          (1) In the event any employee of NHTB who was employed by Landmark at the Effective Date is terminated from NHTB within one year after the Effective Date, in addition to any severance payment, each such employee shall be reimbursed for the costs they incur for COBRA coverage during such employee's severance period (for purposes hereof, the term severance period shall mean that period of time for which severance pay is paid), provided, however, that on or prior to any payment by NHTB pursuant to this provision, each such employee executes a release of claim in favor of NHTB in the form attached hereto as Exhibit B.

          (2) NHTB or Bank agrees to make a payment, in the amount Previously Disclosed to Landmark, on the Effective Date to an employee of Landmark who is a party to an employment agreement with Landmark. Such payment shall be made in complete satisfaction of all liabilities and obligations of Landmark, NHTB and Bank under such employment agreement; provided, however, that there shall have been delivered to NHTB, at or prior to the Effective Date, a written acknowledgment signed by such person that the payment to be made to him is in full and complete satisfaction of all liabilities and obligations of Landmark, NHTB and Bank, and each of their affiliates, officers, directors and agents under such employment agreement and a release signed by such person of all such parties from further liability in connection with the employment agreement and provided further, that such payment shall not be in violation of 12 C.F.R. (S) 359.

     (b) As Previously Disclosed, NHTB's Board of Directors shall take all requisite action to appoint as directors of NHTB, effective as of the Effective Date, one director for a three year term and a second director to a two year term, and Bank's Board of Directors shall take all requisite action to elect as directors of Bank, effective as of the Effective Date, one director for a three year term, a second director for a two year term and a third director for a one year term. Both NHTB's Board of Directors and Bank's Board of Directors shall, prior to the expiration of each such person's initial appointed term, use their respective reasonable efforts consistent with their fiduciary duties to nominate such persons and seek such person's election to their respective Boards of Directors for an additional term after each person's original term expires.

     (c) From and after the Effective Date, Bank shall indemnify persons who served as directors and officers of Landmark on or before the Effective Date in accordance with and subject to the provisions of Landmark's Amended Articles of Agreement and Bylaws as delivered to NHTB prior to the execution of this reorganization Agreement. From and after the Effective Date, NHTB will cause the persons who served as directors or officers of Landmark on or before the Effective Date to be covered by Landmark's existing directors' and officers' liability insurance policy (or policies of at least the same coverage and amounts and containing terms and conditions which are not less advantageous than such policy); provided that no such person shall be entitled to insurance coverage more favorable than that provided to the person in such capacity at the date hereof with respect to acts or omissions resulting from the person's service as such on or prior to the Effective Date, and provided further that NHTB shall not be required to expend in any year more than 150 percent of the current per annum amount expended by Landmark to maintain or procure insurance coverage pursuant hereto. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than 3 years after the Effective Date.


                                  ARTICLE 5.
                             CONDITIONS PRECEDENT

 5.1.     Conditions Precedent to the Obligations of NHTB, Bank and Landmark

     The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

     (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable good faith opinion of the Board of Directors of NHTB materially and adversely affects the anticipated economic and business benefits to NHTB of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

     (c) A Registration Statement (including any post-effective amendment thereto) shall have been filed with the Commission and shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of NHTB threatened by the Commission to suspend the effectiveness of such Registration Statement;

     (d) NHTB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

     (e) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Landmark is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Landmark;

     (f) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

     (g) The shares of NHTB Common Stock that may be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance; and

     (h) Landmark and NHTB shall have received opinions of their respective counsels substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing on the Effective Date, for federal income tax purposes:

     (1) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

     (2) No gain or loss will be recognized by Landmark on the transfer of its assets to Bank pursuant to the Merger;

     (3) No gain or loss will be recognized by NHTB or by Bank on the issuance of shares of NHTB Common Stock to shareholders of Landmark pursuant to the Merger;

     (4) No gain or loss will be recognized by a shareholder of Landmark who exchanges shares of Landmark stock for shares of NHTB Common Stock (except with respect to cash received in lieu of a fractional share interest in NHTB Common Stock);

     (5) The tax basis of the shares of NHTB Common Stock received by a shareholder of Landmark who exchanges pursuant to the Merger shares of Landmark stock for shares of NHTB Common Stock will be the same as the tax basis of the shares of Landmark stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

     (6) The holding period of the shares of NHTB Common Stock to be received by a shareholder of Landmark pursuant to the Merger will include the period during which such shareholder held the shares of Landmark stock surrendered in exchange therefor, provided that the shares of Landmark stock surrendered is held as a capital asset as of the Effective Date.

 5.2.     Conditions Precedent to the Obligations of Landmark

     The obligations of Landmark to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Landmark pursuant to Section 6.4 hereof:

     (a) The representations and warranties of NHTB and Bank set forth in
Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Landmark; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on NHTB;

     (b) NHTB and Bank shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger prior to the Effective Date;

     (c) NHTB and Bank each shall have delivered to Landmark a certificate, dated the Closing Date and signed by its President or Chief Financial Officer to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

     (d) Landmark shall have received from Shatswell, MacLeod & Company a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, if any, and, otherwise, the mailing date of the Proxy Statement, and (ii) the Closing Date, with respect to certain financial information regarding NHTB, in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

     (e) Landmark shall have received an opinion of Thacher Proffitt & Wood, counsel to NHTB, dated the Closing Date, as to such matters as Landmark may reasonably request with respect to the transactions contemplated hereby.

     (f) Landmark shall have received a letter from its financial consultants, dated as of a date not more than five (5) days prior to the date the Proxy Statement contemplated by Section 4.2 is mailed to stockholders, containing its opinion that the consideration to be paid to holders of Landmark Common Stock in connection with the Merger is fair to such shareholders from a financial point of view.

 5.3.     Conditions Precedent to the Obligations of NHTB and Bank

     The respective obligations of NHTB and Bank to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by NHTB pursuant to Section 6.4 hereof:

     (a) The representations and warranties of Landmark set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by NHTB; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Landmark;

     (b) Landmark shall have, in all material respects, performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

     (c) Landmark shall have delivered to NHTB and Bank a certificate, dated the Closing Date and signed by its President and Chief Executive Officer to the effect that the conditions set forth in paragraphs (a), (b) and (f) of this section have been satisfied;

     (d) NHTB shall have received from A.M. Peisch & Company a "comfort letter" dated not more than five days prior to (i) the effective date of the Registration Statement, if any, and, otherwise, the mailing date of the Proxy Statement, and (ii) the Closing Date, with respect to certain financial information regarding Landmark, in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

     (e) NHTB and Bank shall have received an opinion of Gallagher, Callahan & Gartrell, counsel to Landmark, dated the Closing Date, as to such matters as NHTB and Bank may reasonably request with respect to the transactions contemplated hereby.

     (f) Landmark's allowance for loan losses on the balance sheet of Landmark as of the last month immediately preceding the Effective Date shall be at least $600,000 and Landmark's Tier 1 capital ratio (determined in accordance with Generally Accepted Accounting Principles, including any adjustments required under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities") shall be at least 6%, provided, however, that if such capital ratio is between 6% and 5.8%, NHTB shall be obligated to consummate the Merger only upon the adjustments to the Exchange Ratio and the Cash Election Price provided in Section 5.1(f) of the Plan of Merger.

     (g) Any Landmark shareholder who after the Closing Date would become beneficial owner of more than 3% of the outstanding shares of NHTB Common Stock has entered into an agreement in the form of Exhibit C hereto that such stockholder, for a period of 2 years after the Closing Date, will not vote any shares beneficially owned by him in excess of 3% of the outstanding shares of NHTB.

     (h) NHTB shall have received a letter from its financial consultants, dated as of a date not more than five (5) days prior to the date the Proxy Statement contemplated by Section 4.2 is mailed to stockholders, confirming its oral opinion delivered prior to the date of this Agreement, that the Merger is fair to NHTB's shareholders from a financial point of view.


                                  ARTICLE 6.
                       TERMINATION, WAIVER AND AMENDMENT

 6.1.     Termination

     This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of NHTB and Landmark:

     (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto.

     (b) At any time on or prior to the Closing Date, by NHTB in writing, if Landmark has, or by Landmark in writing, if NHTB or Bank has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger, or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date.

     (c) At any time, by any party hereto in writing, if the applications for prior approval or consents referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Merger.

     (d) At any time, by any party hereto in writing, if the shareholders of NHTB or Landmark do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose.

     (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on June 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

     (f) By Landmark, if the NHTB price (as that term is defined in the Plan of Merger) is less than $6.50 and Landmark provides written notice to NHTB prior to the third business day immediately preceding the Closing Date of its intent to terminate this Agreement pursuant to this Section 6.1(f) and NHTB does not elect to increase the Exchange Ratio (as that term is defined in the Plan of Merger), as agreed to by Landmark.

 6.2.     Effect of Termination

     In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality, press releases and expenses set forth in Sections 4.5, 4.6, 7.1 and 7.7 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

 6.3.     Non-Survival of Representations, Warranties and Covenants

     All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive NHTB, Bank or Landmark (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either NHTB or Landmark, the aforesaid representations, warranties and covenants being material inducements to the consummation by NHTB, Bank and Landmark of the transactions contemplated herein.

 6.4.     Waiver

     Except with respect to any required shareholder or regulatory approval, NHTB and Landmark, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of NHTB and Landmark) extend the time for the performance of any of the obligations or other acts of Landmark, on the one hand, or NHTB or Bank, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that, after any such approval by the shareholders of Landmark, no such modification shall (i) alter or change the amount or kind of Merger consideration to be received by holders of Landmark Common Stock as provided in the Plan of Merger, or (ii) adversely affect the tax treatment to Landmark shareholders as a result of the receipt of such Merger consideration.

 6.5.     Amendment or Supplement

     This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.


                                  ARTICLE 7.
                                 MISCELLANEOUS

 7.1.     Expenses

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that NHTB and Landmark each shall bear and pay 50 percent of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

 7.2.     Entire Agreement

     This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.


 7.3.     No Assignment

     No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

 7.4.     Notices

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to Landmark:

          Landmark Bank
          106 Hanover Street
          Lebanon, New Hampshire 03766-1006
          Attention: Paul P. Tierney
          Facsimile No.:  603-448-8956

     With a copy to:

          Gallagher, Callahan & Gartrell, P.A.
          214 North Main Street
          Concord, New Hampshire 03301
          Attention:  Denis Maloney, Esquire
          Facsimile No.:  603-224-7588

     If to NHTB or Bank:

          New Hampshire Thrift Bancshares, Inc.
          9 Main Street
          Newport, New Hampshire  03773
          Attention: Stephen W. Ensign
          Facsimile No.:  603-863-5025

     With a copy to:

          Thacher Proffitt & Wood
          1500 K Street, N.W.
          Suite 200

          Washington, D.C. 20005
          Attention: Richard A. Schaberg, Esquire
          Facsimile No.: (202) 347-5862 or (202) 347-6238


 7.5.     Captions

     The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

 7.6.     Counterparts

     This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

 7.7.     Governing Law

     This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to agreements made and entirely to be performed within such jurisdiction without regard to conflicts of laws principles, except to the extent Delaware or federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                         LANDMARK BANK

                         By:

                               /s/ PAUL P. TIERNEY
                               -------------------------------------
                               Paul P. Tierney
                               President and Chief Executive Officer

                         NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                         By:
                               /s/ STEPHEN W. ENSIGN
                               -------------------------------------
                               Stephen W. Ensign,
                               President and Chief Executive Officer


                         LAKE SUNAPEE BANK, fsb

                         By:
                               /s/ STEPHEN W. ENSIGN
                               -------------------------------------
                               Stephen W. Ensign,
                               President and Chief Executive Officer